EXHIBIT 5

                          PITNEY, HARDIN, KIPP & SZUCH
                                  P.O. BOX 1945
                        MORRISTOWN, NEW JERSEY 07962-1945

                                                August 12, 1998

United National Bancorp
1130 Route 22 East
P.O. Box 6000
Bridgewater, New Jersey 08807-0010
Attn.: Mr. Thomas C. Gregor, Chairman, President, and
       Chief Executive Officer



     We have acted as counsel to United National Bancorp ("United") in connection with its proposed issuance of common stock, $1.25 par value per share (the "Common Stock"), pursuant to the Agreement and Plan of Merger dated June 25, 1998, by and United, United National Bank and State Bank of South Orange. The Common Stock is being registered pursuant to a Registration Statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission on the date hereof.

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of United as currently in effect, relevant resolutions of the Board of Directors of United, and such other documents as we have deemed necessary or appropriate in order to express the opinion set forth in this letter.

     Based on the foregoing and assuming that the Registration Statement has been declared effective under the Securities Act of 1933, as amended, we are of the opinion that when issued as described in the Registration Statement, including the Prospectus relating to the Common Stock (the "Prospectus"), the Common Stock will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinion" in the Prospectus.


                                              Very truly yours,



                                              PITNEY, HARDIN, KIPP & SZUCH